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                     MUTUAL FUND TRANSFER AGENT AGREEMENT
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Monetta Fund Inc. ("Fund") and First Wisconsin Trust Company ("Agent") hereby agree that the Agent's duties, though not limited thereto, are generally described as follows:

     1. Handle requests for information from prospective customers and from shareholders.

     2.   Accept orders for purchase and sale of shares.

     3.   Issue certificates upon shareholder request.

     4.   Maintain accounts for each shareholder.

     5.   Prepare daily listing and accounting for all transactions.

     6.   Issue and deliver checks representing distributions.

     7.   Provide all such additional services as requested by the Fund.

The Fund agrees to pay the Agent its customary and reasonable fees and to reimburse the Agent for its out-of-pocket expenses and disbursements on behalf of the Fund.

Dated as of this 28th day of October 1985.


MONETTA FUND INC.

By /s/ Robert S. Bacarella/President
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             (title)


FIRST WISCONSIN TRUST COMPANY

By /s/ Marvin Anderson/Vice President      By /s/ Warren Greenwald
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             (title)                            Assistant Secretary